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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                SCHEDULE 14D-9/A

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                                AMENDMENT NO. 8


                      SOLICITATION/RECOMMENDATION STATEMENT
                      PURSUANT TO SECTION 14(d)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                         HERBALIFE INTERNATIONAL, INC.
                           (Name of Subject Company)

                         HERBALIFE INTERNATIONAL, INC.
                       (Name of Person Filing Statement)

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                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                 CLASS B COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                              426908208 (CLASS A)
                              426908307 (CLASS B)
                     (CUSIP Number of Class of Securities)

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                                CHRISTOPHER PAIR
                           EXECUTIVE VICE PRESIDENT,
                     CHIEF OPERATING OFFICER AND SECRETARY
                         HERBALIFE INTERNATIONAL, INC.
                             1800 CENTURY PARK EAST
                       LOS ANGELES, CALIFORNIA 90067-1501
                                 (310) 410-9600
          (Name, Address and Telephone Number of Person Authorized to
    Receive Notice and Communications on Behalf of Person Filing Statement)

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                                   COPIES TO:

            ANTHONY T. ILER, ESQ.                     JOHN M. NEWELL, ESQ.
             IRELL & MANELLA LLP                        LATHAM & WATKINS
      333 SOUTH HOPE STREET, SUITE 3300        633 WEST FIFTH STREET, SUITE 4000
        LOS ANGELES, CALIFORNIA 90071            LOS ANGELES, CALIFORNIA 90071
                (213) 620-1555                           (213) 485-1234


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     The Company hereby amends and supplements its Schedule 14D-9, filed September 17, 1999 (as amended, the "Schedule 14D-9"), as set forth in this Amendment No. 8. Capitalized terms used but not defined herein have the meanings assigned to them in the Tender Offer Statement on Schedule 14D-1 of MH Millennium Holdings LLC and its wholly owned subsidiary MH Millennium Acquisition Corp. filed with the SEC on September 17, 1999, as amended, and as supplemented by the Second Supplement to Offer to Purchase, dated February 4, 2000 (the "Second Supplement").

ITEM 4. THE SOLICITATION OF RECOMMENDATION.

     The response to Item 4(b) of the Schedule 14D-9 is supplemented as follows: The information set forth under "ADDITIONAL INFORMATION - SPECIAL FACTORS - UPDATED OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE" in the Second Supplement is hereby incorporated by reference.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS:

     Item 9 of the Schedule 14D-9 is supplemented by adding the following information thereto:

(d)(17)   Second Supplement to Offer to Purchase, dated as of February 4,
          2000 (incorporated herein by reference to Exhibit (a)(18) of amendment number 12 to Schedule 14D-1).

(d)(18)   Updated Opinion from Bear, Stearns & Co. Inc., dated as of
          January 23, 2000 (incorporated herein by reference to Exhibit (b)(2) of amendment number 12 to Schedule 14D-1).

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                          HERBALIFE INTERNATIONAL, INC.


                                          By: /s/ CHRISTOPHER PAIR
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                                            Name:  Christopher Pair
                                            Title: Executive Vice President,
                                                   Chief Operating Officer and
                                                   Secretary


Dated: February 4, 2000

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
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(d)(17)   Second Supplement to Offer to Purchase, dated as of February 4,
          2000 (incorporated herein by reference to Exhibit (a)(18) of amendment number 12 to Schedule 14D-1).

(d)(18)   Updated Opinion from Bear, Stearns & Co. Inc., dated as of
          January 23, 2000 (incorporated herein by reference to Exhibit (b)(2) of amendment number 12 to Schedule 14D-1).